Exhibit 14.1

Medis Technologies Ltd.

Code of Ethical Conduct for Executive Officers and
Financial Managers

Policy

It is the Policy of Medis Technologies Ltd. that its executive officers and financial managers carry-out their responsibilities in an honest and ethical manner with a high degree of integrity.  The conduct of the Company’s executive officers and financial managers should set an example for others in the organization.  This code of conduct seeks to promote the following principles, which the Company endorses:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•                  Full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company,

•                  Compliance with applicable government rules and regulations.

Individual Certification

In my role as an executive officer and/or financial manager of Medis Technologies Ltd.,

I recognize that executive officers and financial managers hold an important and elevated role in corporate governance.  I am uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which executive officers and financial managers are expected to adhere and advocate, consistent with the principles delineated above. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.               I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.               I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3.               I comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.               I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.               I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.               I share knowledge and maintain skills important and relevant to my constituents’ needs.

7.               I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8.               I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9.               If I become aware of a violation of this Code or any other breach of ethics, I shall promptly report such matter directly to any member of senior management and/or the audit committee of the board of directors of the Company.

10.         I will be accountable for adhering to this Code.

Signature
Name:
Title:
Date:

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